Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report dated February 6, 2007 (except for Note 5(a), as to which the date is April 5, 2007) in the Registration Statement and the related Prospectus of OceanFreight Inc. for the registration of 10,750,000 common shares of its capital stock.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
April 5, 2007